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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


       Date of Report (date of earliest event reported): October 19, 2002


                                STERICYCLE, INC.
             (Exact name of registrant as specified in its charter)


        Delaware                       0-21229                  36-3640402
 (State or other juris-           (Commission file             (IRS employer
diction of incorporation)              number)            identification number)


                             28161 North Keith Drive
                           Lake Forest, Illinois 60045
                    (Address of principal executive offices)


                         Registrant's telephone number,
                              including area code:
                                 (847) 367-5910

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ITEM 5.    OTHER EVENTS

     On October 19, 2002, Stericycle, Inc. (the "Company") and its wholly-owned subsidiary, Sharps Acquisition Corporation ("Merger Sub"), entered into an agreement and plan of merger with Scherer Healthcare, Inc., a Delaware corporation ("Scherer"). Pursuant to the merger agreement, Merger Sub will be merged with and into Scherer, and upon completion of the merger, Scherer will become a wholly-owned subsidiary of the Company.

     The total merger consideration payable by the Company will be $41.5 million in cash. In the merger, each issued and outstanding share of Scherer's common stock will be converted into the right to receive a cash payment of $8.57, and each issued and outstanding share of Scherer's preferred stock will be converted into the right to receive a cash payment of $100.00 together with an amount equal to the cumulative dividends, if any, on the share. In addition, all outstanding options to purchase Scherer common stock will be canceled, and each canceled option will represent the right to receive upon completion of the merger a cash payment in an amount equal to the option spread (i.e., the product of (i) the number of shares of common stock issuable upon exercise of the option multiplied by (ii) the excess, if any, of $8.57 per share over the exercise price per share payable under the option), less any required withholding taxes.

     The merger is subject to the approval of Scherer's common stockholders, customary closing conditions and regulatory reviews, including approval of the merger by the New York City Business Integrity Commission.

     In connection with the merger agreement, Robert P. Scherer, Jr., Scherer's chairman of the board of directors, president and chief executive officer, entered into a voting agreement with the Company and Merger Sub pursuant to which Mr. Scherer agreed to vote the shares of Scherer common stock over which he as voting power in favor of the merger. Mr. Scherer has sole voting power over shares representing approximately 52.0% of Scherer's outstanding common stock and shared voting power over shares representing approximately 7.7% of Scherer's outstanding common stock. (The party with whom Mr. Scherer shares voting power over these latter shares is not a party to the voting agreement.) Under the voting agreement, Mr. Scherer gave his proxy to the Company's president and CEO and its chief financial officer to vote the shares subject to the voting agreement at the special meeting of Scherer's common stockholders to be held for the purpose of voting on the proposed merger. The voting agreement terminates automatically in certain events, including the termination of the merger agreement or if the merger agreement becomes terminable pursuant to specified sections of the merger agreement.

     In addition, Mr. Scherer entered into a three-year consulting agreement with the Company, pursuant to which the Company will pay Mr. Scherer $225,000 upon completion of the merger. Mr. Scherer also entered into a five-year noncompetition agreement with the Company pursuant to which the Company will pay Mr. Scherer $195,000 per year during the term of the agreement. These two agreements do not become effective until completion of the merger.

     Copies of the merger agreement, voting agreement, consulting agreement and noncompetition agreement are filed as exhibits to this Report.


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     A copy of the press release that the Company and Scherer jointly issued on
October 21, 2002, is also filed as an exhibit to this Report.

     The description in this Report of the merger agreement, voting agreement, consulting agreement and noncompetition agreement is merely a summary of certain of their respective provisions and is qualified in its entirety by the actual terms of those agreements, which are incorporated in this Report by reference.

ITEM 7.           FINANCIAL STATEMENTS AND EXHIBITS

         The following exhibit is filed with this Report:

     EXHIBIT                          DESCRIPTION
     -------                          -----------

       2.1 Agreement and Plan of Merger dated October 19, 2002 entered into by Stericycle, Inc., Sharps Acquisition Corporation and Scherer Healthcare, Inc.
      99.1 Voting Agreement dated October 19, 2002 entered into by Stericycle, Inc., Sharps Acquisition Corporation and Robert P. Scherer, Jr.
      99.2 Consulting Agreement dated October 19, 2002 entered into by Stericycle, Inc. and Robert P. Scherer, Jr.
      99.3 Noncompetition Agreement dated October 19, 2002 entered into by Stericycle, Inc. and Robert P. Scherer, Jr.
      99.4  Press Release dated October 21, 2002


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                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

         Date:  October 28, 2002.

                                        STERICYCLE, INC.

                                        By     /s/ Frank J.M. ten Brink
                                             ---------------------------------
                                                   Frank J.M. ten Brink
                                                   Executive Vice President and
                                                   Chief Financial Officer


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